Exhibit 10.3

TRANSITION AND RELEASE AGREEMENT

THIS TRANSITION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into this 13 day of December 2022, by and between Prestige Cruise Services LLC, a company organized under the laws of Delaware (the “Company”), and Jason M. Montague (the “Employee”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Employee was a party to an employment agreement dated September 16, 2016 (the “Original Agreement”) as amended by an amendment agreement dated February 14, 2022 (the “Amendment” and together, the “Prior Agreement”).

B. The Company desires to offer the Employee the benefits set forth in this Agreement and provide for the services of the Employee on the terms and conditions set forth in this Agreement.

C. This Agreement shall govern the employment relationship between the Employee and the Company and all of its affiliates from and after the date hereof, and supersedes and negates any previous agreements with respect to such relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.Retention and Duties.
1.1Retention. The Company does hereby agree to employ the Employee for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Employee does hereby accept and agree to such employment, on the terms and conditions expressly set forth in this Agreement.
1.2Transition Period and Duties. The Company and Employee hereby agree that Employee shall remain employed as the Company’s President and Chief Executive Officer, Regent Seven Seas Cruises, for the period (the “Transition Period”) beginning on the date hereof and continuing until January 1, 2023 (the “Transition Date”). During the Transition Period, the terms of the Prior

Agreement shall continue to apply and Employee shall continue to comply with such duties and obligations as set forth in Section 1.2 of the Original Agreement or as such duties may be modified by the President and Chief Executive Officer of Norwegian Cruise Line Holdings Ltd. Beginning on the Transition Date, the Employee shall serve the Company as a Special Advisor. The Employee shall have duties and obligations generally consistent with that position as the Company may assign from time to time. The Employee shall comply with the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s Code of Ethical Business Conduct policy, as it may change from time to time). During the Period of Employment, the Employee shall report directly to the President and Chief Executive Officer, Norwegian Cruise Line Holdings Ltd., or his designee. During the Period of Employment, the Employee shall perform services for Norwegian Cruise Line Holdings Ltd., a company organized under the laws of Bermuda (the “Parent”), and the Parent’s other subsidiaries, but shall not be entitled to any additional compensation with respect to such services. Beginning on the Transition Date and for the remainder of the Period of Employment, Employee will be permitted to hold other employment, provided that such employment does not violate the protective covenants in Section 6.
1.3Availability During Post-Transition Period of Employment. During the Post-Transition Period of Employment (as defined below), Employee agrees to provide services during normal business hours to the Company as may be reasonably requested by either the Board of Directors, President and Chief Executive Officer, Norwegian Cruise Line Holdings Ltd., or President and Chief Executive Officer, Regent Seven Seas Cruises, from time to time. These services may include but are not limited to performing reasonable transition and integration services related to the Company’s operations for the Regent Seven Seas Cruises brand and reasonably cooperating with the Company regarding any litigation initiated involving matters of which Employee has particular knowledge.
1.4No Breach of Contract. The Employee hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Employee and the Company and the performance by the Employee of the Employee’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Employee is a party or otherwise bound or any judgment, order or decree to which the Employee is subject; (ii) that the Employee has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Employee entering into this Agreement or carrying out Employee’s duties hereunder; (iii) the Employee is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; and (iv) the Employee understands the Company will rely upon the accuracy and truth of the representations and warranties of the Employee set forth herein and the Employee consents to such reliance.
1.5Location. During the Period of Employment prior to the Transition Date, Employee’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time. During the Period of Employment prior to the Transition Date, Employee agrees that he will be regularly present at the Company’s principal executive office. During the Post-Transition Period of Employment, Employee will be permitted to work remotely, but acknowledges that Employee may be required to work from the Company’s principal executive office as it may be located from time to time for up to one week per quarter. The Employee acknowledges that he may be required to travel from time to time in the course of performing Employee’s duties for the Company.
2.Period of Employment. The “Post-Transition Period of Employment” shall be a period commencing on the Transition Date and ending at the close of business on December 31, 2024 or such earlier date as determined by the Company (the “Termination Date”). Employee agrees that, effective as of the Termination Date, Employee waives any right or claim to reinstatement as an employee of the Company and each of its Affiliates. The term “Period of Employment” shall be a period commencing the date this Agreement is signed through and including the Termination Date. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.
3.Compensation.
3.1Base Salary, Incentive & Retention Bonuses & Equity Awards. During the Transition Period, Employee shall continue to receive his current annualized Base Salary (as defined in the Prior Agreement) of $900,000 and shall be entitled to receive the same benefits set forth in Section 4 of the Original Agreement. Employee shall be awarded a one-time grant of restricted share units in Parent (“Parent RSUs”) with a grant date fair value (determined by multiplying the number of such restricted stock units granted by the closing price of an ordinary share of Parent on the applicable grant date) of One Million Dollars ($1,000,000) (the “One-Time Equity Award”). Subject to Section 2 of the Amendment, the One-Time Equity Award shall be time-vesting and cliff vest on March 1, 2024, subject to the Employee’s continued employment with the Company on the vesting date. The One-Time Equity Award shall be granted pursuant to and subject to the terms and conditions of a restricted stock unit award agreement and the Parent Equity Plan (as defined below), each of which will be provided to the Employee in conjunction with the grant of such award and will be subject to the acceleration provision in Section 2 of the Amendment. Other than the One-Time Equity Award, Employee shall not be entitled to receive any new grants of equity awards under the Parent’s Amended and Restated 2013 Performance Incentive Plan (together with any successor equity incentive plan, the “Parent Equity Plan”) during the Transition Period or at any time after the date this Agreement is signed. Employee will no longer be eligible for participation in the Company’s annual incentive bonus program as of the Transition Date, but shall be eligible to earn any annual bonus that becomes payable for the 2022 fiscal year, notwithstanding Section 3 of the Amendment. Employee will be eligible to continue to vest in equity awards granted prior to the Transition Period until the Termination Date, in accordance with the terms of those awards and the Parent Equity Plan and any equity awards subject to acceleration pursuant to Section 2 of the Amendment will be accelerated pursuant to such provision as of the end of the day prior to the Transition Date. During the Post-Transition Period of Employment, the Company shall pay the Employee a base salary (the “Post-Transition Base Salary”), which shall be paid biweekly or in such other installments as shall be consistent with the Company’s regular payroll practices in effect from time to time. The Employee’s Post-Transition Base Salary shall be at an annualized rate of Five-Hundred Thousand dollars ($500,000).
4.Benefits.
4.1Retirement, Welfare, Medical and Fringe Benefits. During the Period of Employment, the Employee shall be entitled to participate, on a basis generally consistent with other similarly situated employees, in all employee pension and welfare benefit plans and programs, all fringe benefit plans and programs and all other benefit plans and programs (including those providing for perquisites or similar benefits) that are made available by the Company to the Company’s other similarly situated employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. The Employee’s participation in the foregoing plans and programs is subject to the eligibility and participation provisions of such plans, and the Company’s right to amend or terminate such plans from time to time in accordance with their terms. The Employee will continue to be eligible to participate in the MERP during the Post-Transition Period of Employment.
4.2Reimbursement of Business Expenses. The Employee is authorized to incur reasonable expenses in carrying out the Employee’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Employee incurs during the Period of Employment in connection with carrying out the Employee’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.
4.3Vacation and Other Leave. During the Period of Employment, Employee shall accrue vacation on a bi-weekly basis in accordance with the Company’s regular payroll cycle and the Company’s vacation policies in effect from time to time. The Employee shall be entitled to all other holiday and leave pay generally available to other similarly situated employees of the Company.

5.Termination.
5.1Termination by the Company. The Employee’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) in the event of the Employee’s death, or (iii) in the event that the Company determines in good faith that the Employee has a Disability (as such term is defined in Section 5.5).
5.2Termination by the Employee. The Employee’s employment by the Company, and the Period of Employment, may be terminated by the Employee upon written notice to the Company (such notice to be delivered in accordance with Section 18).
5.3Transition Benefits. The Employee will be eligible for the following benefits:
(a)	Employee be entitled to the $2,000,000 retention bonus awarded to Employee in the letter agreement dated March 1, 2022 as of December 31, 2022 (the “Retention Bonus”), with such Retention Bonus to be paid on the next following payroll payment date following December 31, 2022.
(b)	Employee will be entitled to continue to participate in the employee cruise benefits available to active employees at the Brand President level during the Post-Transition Period of Employment and following the Termination Date (the “Cruise Benefits,” and with the One-Time Equity Award, Retention Bonus and Cruise Benefits being referred to collectively as the “Transition Benefits”).
(c)	Notwithstanding the foregoing provisions of this Section 5.3, if the Employee breaches Employee’s obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, or the Employee fails to sign the Bring-Down Release (as defined below) or revokes such Bring-Down Release pursuant to any revocation rights afforded by applicable law, the Employee will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Transition Benefits, and to the extent that such Transition Benefits have already been paid, Employee will be required to repay the before tax value of such Transition Benefits to the Company; provided that, if the Employee provides the Bring-Down Release (as defined below) contemplated by Section 5.4, in no event shall the Employee be entitled to a Transition Benefit payment of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Employee’s Bring-Down Release contemplated by Section 5.4.

5.4Release; Exclusive Remedy.
(a)	Employee, on behalf of Employee, Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present (and including, without limitation, any current or former President and Chief Executive Officer to whom Employee reported), and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Employee’s service as an officer, director, employee, member or manager of any Releasee, Employee’s separation from Employee’s position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, equity compensation, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Employee pursuant to any of the following: (1) any equity-based awards previously granted by the Company or its affiliates to Employee, to the extent that such awards continue after the termination of Employee’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Employee may have pursuant to the Bylaws of the Company, its Articles of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Employee may in the future incur with respect to Employee’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Employee may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Employee may have under COBRA (or similar applicable state law); (5) any rights to payment of benefits that Employee may have under a retirement plan sponsored or maintained by the Company or its affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Employee acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993; or (6) any rights, benefits, or other remuneration the Employee is entitled to under this Agreement.
(b)	ADEA Waiver. Employee expressly acknowledges and agrees that by entering into this Agreement, Employee is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:
(i)	In return for this Agreement, Employee will receive consideration beyond that which the Employee was already entitled to receive before entering into this Agreement;
(ii)	Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(iii)	Employee has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;
(iv)	Employee was given a copy of this Agreement on December 6, 2022 and informed that he had twenty one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;
(v)	Employee was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Employee exercises Employee’s right of revocation, neither the Company nor Employee will have any obligations under this Agreement (including, without limitation, any obligations to pay or provide the Transition Benefits);
(vi)	Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
(c)	Upon or promptly following the Termination Date (and in any event within twenty-one (21) days following the Termination Date), Employee hereby agrees to execute an additional release in the same form as included in this Agreement in Exhibit A (the “Bring-Down Release”) in order to cover the Post-Transition Period of Employment. Employee hereby agrees that the Bring-Down Release will require Employee to acknowledge and agree that (subject to the Employee receiving all payments, benefits, and other remuneration the Employee is entitled to under this Agreement) Employee has received all amounts owed for Employee’s regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, sick pay and usual benefits. Employee acknowledges that the Company’s obligation to pay the Transition Benefits under Section 5.3 for the period following the Termination Date is subject to Employee’s execution of the Bring-Down Release and Employee not revoking the Bring-Down Release pursuant to any revocation rights afforded by applicable law.
(d)	The Employee agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of Employee’s employment, including Employee’s transition from his role as President and Chief Executive Officer, Regent Seven Seas Cruises to Special Advisor and the Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Employee acknowledge and agree that there is no duty of the Employee to mitigate damages under this Agreement. All amounts paid to the Employee pursuant to Section 5.3 shall be paid without regard to whether the Employee has taken or takes actions to mitigate damages. The Employee agrees to resign, on the Transition Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

5.5Certain Defined Terms.
(a)	As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
(b)	As used herein, “Cause” shall mean, as reasonably determined by the President and Chief Executive Officer, Norwegian Cruise Line Holdings Ltd. based on the information then known to him, that one or more of the following has occurred:
(i)	the Employee has committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction), other than through vicarious liability not related to the Company or any of its Affiliates;
(ii)	the Employee has engaged in acts of fraud, dishonesty or other acts of willful misconduct;
(iii)	the Employee willfully fails to perform or uphold Employee’s duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board and/or President and Chief Executive Officer, Norwegian Cruise Line Holdings Ltd., in either case after there has been delivered to the Employee a written demand for performance from the Company and the Employee fails to remedy such condition(s) within ten (10) days of receiving such written notice thereof; or
(iv)	any breach by the Employee of the provisions of Section 6, or any material breach by the Employee of any other contract he is a party to with the Company or any of its Affiliates.
(c)	As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Employee unable to perform the essential functions of Employee’s employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(d)	As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(e)	As used herein, a “Separation from Service” occurs when the Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. Employee and the Company hereby agree that if Employee remains employed through the Termination Date, Employee’s Separation from Service shall occur on the Termination Date.
5.6Notice of Termination. Any termination of the Employee’s employment under this Agreement other than a termination on the Termination Date shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination and the basis of any termination by the Company for Cause. For clarity, no notice of termination needs to be provided for a termination on the Termination Date.
5.7Section 409A.
(a)	If the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Employee’s Separation from Service, the Employee shall not be entitled to any additional payment or benefit pursuant to Sections 5.3 until the earlier of (i) the date which is six (6) months after Employee’s Separation from Service for any reason other than death, or (ii) the date of the Employee’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. For purposes of clarity, the six (6) month delay shall not apply in the case of any short-term deferral as contemplated by Treasury Regulation Section 1.409A-1(b)(4) or severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any amounts otherwise payable to the Employee upon or in the six (6) month period following the Employee’s Separation from Service that are not so paid by reason of this Section 5.7(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Employee’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Employee’s death).

(b)	To the extent that any benefits pursuant to Sections 5.3 or reimbursements pursuant to Section 4.2 are taxable to the Employee, any reimbursement payment due to the Employee pursuant to any such provision shall be paid to the Employee on or before the last day of the Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to Section 5.3 and Section 4.2 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Employee receives in any other taxable year.
(c)	Any installment payments provided for in this Agreement shall be treated as separate payments for purposes of Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted consistent with this intent so as to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.
6.Protective Covenants.
6.1Confidential Information; Inventions.
(a)	The Employee shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Employee is or becomes aware, whether or not such information is developed by Employee, except to the extent that such disclosure or use is directly related to and required by the Employee’s performance in good faith of duties for the Company. The Employee will take all appropriate steps to safeguard Confidential Information in Employee’s possession and to protect it against disclosure, misuse, espionage, loss and theft. The Employee shall deliver to the Company at the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Employee may then possess or have under Employee’s control. Notwithstanding the foregoing, the Employee may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization to make any such reports or disclosures and is not required to notify the Company of such reports or disclosures. In accordance with the Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any federal or state trade secret law or this Agreement for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Employee shall not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure.
(b)	As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their businesses, including, but not limited to, information, observations and data obtained by the Employee while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Employee in breach of this Agreement) in a form generally available to the public prior to the date the Employee proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(c)	As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date this Agreement is signed) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Employee may have discovered, invented or originated during Employee’s employment by the Company or any of its Affiliates prior to the date this Agreement is signed or that he may discover, invent or originate during the Period of Employment under this Agreement or the Prior Agreement or at any time prior to the Termination Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Employee hereby assigns all of Employee’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Employee shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Employee hereby appoints the Company as Employee’s attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.
6.2Restriction on Competition. The Employee acknowledges that, in the course of Employee’s employment with the Company and/or its Affiliates, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other Confidential Information concerning the Company, its Affiliates and their respective predecessors and that Employee’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Employee agrees that if the Employee were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates following the Transition Date, it would be very difficult for the Employee not to rely on or use the Company’s and its Affiliates’ trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and Confidential Information, and to protect such trade secrets and Confidential

Information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and through the Termination Date (twenty-four months after the Transition Date) the Employee will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States and elsewhere in the world where the Company and its Affiliates engage in business, or reasonably anticipate engaging in business, on the Transition Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or at any time during the twenty-four month period following the Transition Date competes, with the Company or any of its Affiliates in the passenger cruise ship industry (the “Business”). Nothing herein shall prohibit the Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation.
6.3Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of twenty-four months after the Transition Date, the Employee will not directly or indirectly through any other Person (i) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve months after such individual’s employment relationship with the Company or such Affiliate has been terminated.
6.4Non-Solicitation of Customers. During the Period of Employment and for a period of twenty-four months after the Transition Date, the Employee will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Employee will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.5Non-Disparagement. Employee agrees not to make, directly or indirectly, whether verbal or in writing, any damaging or disparaging statements, representations or remarks about or concerning the Company or any of the Releasees.
6.6Understanding of Covenants. The Employee represents that he (i) is familiar with and has carefully considered the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”), (ii) is fully aware of Employee’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conduct business throughout the continental United States and the rest of the world, (v) agrees that the Restrictive Covenants are necessary to protect the Company’s and its Affiliates’ confidential and proprietary information, good will, stable workforce, and customer relations, and (vi) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Employee is then entitled to receive severance pay or benefits from the Company. The Employee understands that the Restrictive Covenants may limit Employee’s ability to earn a livelihood in a business similar to the Business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given Employee’s education, skills and ability), the Employee does not believe would prevent Employee from otherwise earning a living. The Employee agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Employee.
6.7Cooperation. Following the Period of Employment, the Employee shall reasonably cooperate with the Company and its Affiliates in connection with: (a) any ongoing Company matter, internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any Affiliates with respect to matters relating to the Employee’s employment with, or service as a member of the board of directors of, the Company or any Affiliate (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any Affiliate with respect to the period of time when the Employee was employed by the Company or any Affiliate (“Audit”). The Employee acknowledges that such cooperation may include, but shall not be limited to, the Employee making himself available to the Company or any Affiliate (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any Affiliate to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any Affiliate pertinent information related to any Litigation or Audit; and (iv) turning over to the Company or any Affiliate any documents relevant to any Litigation or Audit that are or may come into the Employee’s possession. The Company shall reimburse the Employee for reasonable travel expenses incurred in connection with providing the services under this Section 6.7, including lodging and meals, upon the Employee’s submission of receipts. If, due to an actual or potential conflict of interest, it is necessary for the Employee to retain separate counsel in connection with providing the services under this Section 6.7, and such counsel is not otherwise supplied by and at the expense of the Company (pursuant to indemnification rights of the Employee or otherwise), the Company shall further reimburse the Employee for the reasonable fees and expenses of such separate counsel. In the event the Company believes the Employee has failed to cooperate as contemplated under this Section 6.7, the Company shall provide written notice to the Employee of the specific alleged deficiencies and provide the Employee ten (10) days to cure the specified deficiencies.
6.8Enforcement. The Employee agrees that the Employee’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Employee agrees that a breach by the Employee of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Employee agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6. The Employee further agrees that the applicable period of time any Restrictive Covenant is in effect following the Transition Date, as determined pursuant to the foregoing provisions of this Section 6, shall be extended by the same amount of time that Employee is in breach of any Restrictive Covenant.
7.Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
8.Successors and Assigns.
(a)	This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.
9.Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
10.Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
11.Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF FLORIDA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
12.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
13.Entire Agreement; Legal Effect. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.
14.Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
15.Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
16.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
17.Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Prestige Cruise Services LLC
7665 Corporate Center Drive
Miami, FL 33126
Attn: Executive Vice President and Chief Talent Officer

with a copy to:

Prestige Cruise Services LLC
7665 Corporate Center Drive
Miami, FL 33126
Attn: Executive Vice President and General Counsel

if to the Employee, to the address most recently on file in the payroll records of the Company.

19.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.
20.Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Employee agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
21.Clawback. All bonuses and equity awards granted under this Agreement, the Parent Equity Plan or any other incentive plan are subject to the terms of the Company’s or Parent’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of bonuses or awards or any shares or other cash or property received with respect to the bonuses or awards (including any value received from a disposition of the shares acquired upon payment of the bonuses or equity awards).

(Signature Page to Follow)

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date hereof.

“COMPANY”

Prestige Cruise Services LLC

a company organized under the laws of Delaware

By: /s/Lynn White
Name: Lynn White
Title: Executive Vice President, Chief Talent Officer

“EMPLOYEE”

/s/Jason Montague

Jason Montague

ENDORSEMENT

I, Jason Montague, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States and the State of Florida that the foregoing is true and correct.

EXECUTED this 8 day of December 2022.

/s/Jason Montague

Print Name: Jason Montague

Exhibit A

FORM OF BRING-DOWN RELEASE AGREEMENT

This Bring-Down Release Agreement (this “Release Agreement”) is entered into this ___ day of ___________ 20__, by and between Jason Montague, an individual (“Employee”), and Prestige Cruise Services LLC, a company organized under the laws of Delaware (the “Company”).

WHEREAS, Employee has been employed by the Company or one of its subsidiaries; and

WHEREAS, Employee’s employment by the Company or one of its subsidiaries has terminated and Employee is required to enter into this Release Agreement upon the terms set forth herein pursuant to the Employee’s Transition and Release Agreement with the Company, dated as of [______________] (the “Transition and Release Agreement”) in order to receive the Transition Benefits provided for under the Transition and Release Agreement;

NOW, THEREFORE, in consideration of the covenants undertaken, benefits provided and the releases contained in this Release Agreement, and in consideration of the obligations of the Company to pay transition and other benefits (conditioned upon this Release Agreement) under and pursuant to the Transition and Release Agreement, Employee and the Company agree as follows. Capitalized terms used in this Release Agreement without definition shall have the same meanings as in the Transition and Release Agreement.

1.Termination of Employment. Employee’s employment with the Company terminated on [_________, __________] (the “Separation Date”). Employee waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Employee hereby confirms that Employee does not hold any position as an officer, director or employee with the Company and each of its affiliates. Employee acknowledges and agrees that Employee has received all amounts owed for Employee’s regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, sick pay and usual benefits.

2.Release. Employee, on behalf of Employee, Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present (and including, without limitation, any current or former Chief Executive Officers to whom Employee reported), and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Employee’s service as an officer, director, employee, member or manager of any Releasee, Employee’s separation from Employee’s position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, equity compensation, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Employee pursuant to any of the following: (1) any equity-based awards previously granted by the Company or its affiliates to Employee, to the extent that such awards continue after the termination of Employee’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Employee may have pursuant to the Bylaws of the Company, its Articles of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Employee may in the future incur with respect to Employee’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Employee may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Employee may have under COBRA (or similar applicable state law); (5) any rights to the transition benefits payable under Section 5.3 of the Transition and Release Agreement (the “Transition Benefits”) in accordance with the terms of the Transition and Release Agreement; or (6) any rights to payment of benefits that Employee may have under a retirement plan sponsored or maintained by the Company or its affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Employee acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

3.ADEA Waiver. Employee expressly acknowledges and agrees that by entering into this Release Agreement, Employee is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement. Employee further expressly acknowledges and agrees that:

A.In return for this Release Agreement, the Employee will receive consideration beyond that which the Employee was already entitled to receive before entering into this Release Agreement;

B.Employee is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

C.Employee has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

D.Employee was given a copy of this Release Agreement on [_________, 20__] and informed that he had twenty one (21) days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;

E.Employee was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Employee exercises Employee’s right of revocation, neither the Company nor Employee will have any obligations under this Release Agreement and the Company will not have any obligations to continue paying the Transition Benefits and to the extent that such Transition Benefits have already been paid, Employee will be required to repay the before tax value of such Transition Benefits to the Company;

F.Nothing in this Release Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

4.Non-Disparagement. Employee agrees not to make, directly or indirectly, whether verbal or in writing, any damaging or disparaging statements, representations or remarks about or concerning the Company or any of the Releasees.

5.No Transferred Claims. Employee warrants and represents that the Employee has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6.Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Release Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

8.Successors. This Release Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee. This Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.

9.Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF FLORIDA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF FLORIDA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10.Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

11.Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

12.Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

14.Relationship to Transition Agreement. This Release Agreement is being entered into pursuant to the Transition and Release Agreement. This Release Agreement shall in no way amend, terminate or supersede the Transition and Release Agreement in any respect, and the Transition and Release Agreement and each of the Company’s and Employee’s obligations under the Transition and Release Agreement shall continue in full force and effect.

15.Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Employee acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Florida that the foregoing is true and correct.

EXECUTED this ____ day of _________ 20__, at _________

“Employee”

Print Name:

Prestige Cruise Services LLC

a company organized under the laws of Delaware,

By:
Name:
Title:

ENDORSEMENT

I, ________________, hereby acknowledge that I was given 21 days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States and the State of Florida that the foregoing is true and correct.

EXECUTED this [____] day of [__________ 202__].

Print Name: